Exhibit (i.3)

GODFREY & KAHN, S.C.

ATTORNEYS AT LAW

780 North Water Street

Milwaukee, Wisconsin 53202

Phone (414) 273-3500 Fax (414) 273-5198

June 28, 2004

Baird Funds, Inc.

777 E. Wisconsin Avenue

Milwaukee, Wisconsin  53202

Ladies and Gentlemen:

We have acted as your counsel in connection with the preparation of Post-Effective Amendment No. 12 to the Registration Statement on Form N-1A (Registration Nos. 333-40128; 811-09997) (the “Registration Statement”) relating to the sale by you of an indefinite number of shares (the “Shares”) of common stock, $.01 par value, of the Investor and Institutional classes of the Baird SmallCap Fund (the “Fund”), a series of Baird Funds, Inc. (the “Company”), in the manner set forth in the Registration Statement (and the Prospectus of the Fund included therein).

We have examined: (a) the Registration Statement (and the Prospectus of the Fund included therein), (b) the Company’s Articles of Incorporation, as amended, and By-Laws, (c) certain resolutions of the Company’s Board of Directors, and (d) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

Based upon the foregoing, we are of the opinion that the Shares, when sold as contemplated in the Registration Statement, will be duly authorized and validly issued, fully paid and nonassessable except to the extent provided in Section 180.0622(2)(b) of the Wisconsin Statutes (including judicial interpretations thereof and any successor to said Section 180.0622(2)(b)).

We consent to the use of this opinion as an exhibit to the Registration Statement.  In giving this consent, however, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.